Exhibit 99.1

AMERISERV FINANCIAL ANNOUNCES A NEW LABOR CONTRACT

JOHNSTOWN, PA – AmeriServ Financial Bank, the banking subsidiary of AmeriServ Financial Inc. (NASDAQ: ASRV) and United Steelworkers (USW) Local 2635-06 have agreed to a new four-year contract. Unionized employees voted to accept the contract at a meeting held on Sunday, October 24, 2021 in Johnstown. The new contract covers the workforce through October 15, 2025.

The ratified contract is positive news for AmeriServ and the community, according to AmeriServ President & CEO Jeffrey Stopko. “This new agreement allows us to continue focusing on our banking for life strategy. As an organization, we are committed to providing outstanding service to our customers and communities. Together, our union and non-union employees are working to provide our shareholders, customers as well as the communities we serve with a positive banking for life experience today, tomorrow and into the future.”

USW Local 2635-06 Unit President Bob Gilles agrees on the importance of the new contract to AmeriServ. “The approved agreement indicates to me that our membership believes in AmeriServ’s continued commitment to being a leading community bank in our region while providing employees with good career opportunities.”

Key financial terms of the new contract include annual wage increases of 2% with key provisions of existing health care coverage remaining unchanged for union employees.  Additionally, a signing bonus of $300 for full time union employees and $150 for part-time union employees will be paid as a result of the timely ratification of the contract. Finally, a new retail sales and service associate job position was added which will give union members greater compensation opportunities while providing enhanced financial consultative services to our customers.

AmeriServ Financial, Inc. is the parent of AmeriServ Financial Bank and AmeriServ Trust and Financial Services Company in Johnstown. The Company’s subsidiaries provide full-service banking and wealth management services through seventeen community offices in southwestern Pennsylvania and Hagerstown, Maryland. The Company also operates loan production offices in Altoona and Monroeville, Pennsylvania. At September 30, 2021, AmeriServ had total assets of $1.34 billion and a book value of $6.66 per common share.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, information regarding AmeriServ's dividend program and future payment obligations. These forward-looking statements involve risks and uncertainties that could cause AmeriServ's results to differ materially from management's current expectations. Such risks and uncertainties are detailed in AmeriServ's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020. Forward-looking statements are based on the beliefs and assumptions of AmeriServ's management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.